UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 8, 2006
STEWART ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

LOUISIANA (State or other jurisdiction of incorporation)	1-15449 (Commission File Number)	72-0693290 (I.R.S. Employer Identification No.)
1333 South Clearview Parkway
Jefferson, Louisiana 70121
(Address of principal executive offices) (Zip Code)
(504) 729-1400
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangement of Certain Officers
     (e) On November 8, 2006, Stewart Enterprises, Inc. (the “Company”) entered into an Amended and Restated Employment Agreement, an Amended and Restated Change of Control Agreement and an Amended and Restated Supplemental Executive Retirement Agreement (the “Agreements”) with Thomas M. Kitchen, the Company’s Acting Chief Executive Officer, Executive Vice President and Chief Financial Officer.
     The Amended and Restated Employment Agreement provides for an annual salary increase to $550,000 beginning June 9, 2006 in recognition of Mr. Kitchen’s increased responsibilities while serving as Acting Chief Executive Officer. The Amended and Restated Employment Agreement also increases Mr. Kitchen’s maximum bonus opportunity for fiscal 2006 to the level previously set for the Chief Executive Officer position, which was 160% of annual salary. This increased bonus opportunity applies pro rata for the portion of fiscal 2006 that Mr. Kitchen served as acting Chief Executive Officer.
     Mr. Kitchen’s Amended and Restated Supplemental Executive Retirement Agreement (the “SERP Agreement”) was amended to provide for annual vesting of retirement benefits over the first five years of service. Mr. Kitchen will now be entitled to receive an annual benefit equal to 4% of Final Average Pay, as defined in the SERP Agreement, for each of the first five years of service, rather than cliff vesting after five years of service entitling him to an annual retirement benefit of 20% of Final Average Pay. Mr. Kitchen’s maximum annual retirement benefit under the SERP Agreement is equal to 40% of Final Average Pay after ten years of service.
     Other changes to the Agreements are designed to bring the Agreements into compliance with Section 409A of the Internal Revenue Code governing non-qualified deferred compensation and to make certain administrative changes.
     The description above of the agreements are not complete and are qualified in their entirety by the actual terms of the agreements, copies of which will be filed as exhibits to the Company’s Annual Report on Form 10-K for the year ended October 31, 2006.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEWART ENTERPRISES, INC.
November 9, 2006	/s/ Angela M. Lacour
Angela M. Lacour
Vice President Corporate Controller Chief Accounting Officer